================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               COST-U-LESS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                           CALCULATION OF FILING FEE

============================================================================================================
                                                   Per unit price or other       Proposed
                                                     underlying value of          maximum
 Title of each class of    Aggregate number of      transaction computed         aggregate
  securities to which      securities to which     pursuant to Exchange Act       value of
  transaction applies:    transaction applies:           Rule 0-11:            transaction:   Total Fee Paid
------------------------------------------------------------------------------------------------------------

============================================================================================================

[_]  Fee paid previously with preliminary materials.


--------------------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and indentify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                 -----------------------------------------------

     (2) Form, Schedule, or Registration Statement no.:
                                                        ------------------------

     (3) Filing Party:
                       ---------------------------------------------------------

     (4) Date Filed:
                     -----------------------------------------------------------

================================================================================

                             [LOGO OF COST-U-LESS]

April 7, 2000

Dear Cost-U-Less, Inc. Shareholders:

  I am pleased to invite you to the Cost-U-Less Annual Meeting of Shareholders. The meeting will be at 9:00 a.m. on Thursday, May 18, 2000 at the Embassy Suites Hotel (Diplomat Room), 3225 158th Ave. S.E., Bellevue, Washington.

  The accompanying Notice of Annual Meeting of Shareholders and the Proxy Statement describe the matters to be presented at the meeting.

  We hope you can join us on May 18. Whether or not you can attend, please read the attached Proxy Statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

                                          Sincerely,

                                          /s/ Roy W. Sorensen

                                          Roy W. Sorensen
                                          Secretary

                               COST-U-LESS, INC.
                            12410 S.E. 32nd Street
                          Bellevue, Washington 98005

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       To Be Held Thursday, May 18, 2000

                                                                  April 7, 2000

Dear Cost-U-Less Shareholders:

  On Thursday, May 18, 2000, Cost-U-Less, Inc. will hold its Annual Meeting of Shareholders at the Embassy Suites Hotel (Diplomat Room), 3225 158th Ave. S.E., Bellevue, Washington. The Annual Meeting will begin at 9:00 a.m. The record date for the meeting has been set at March 18, 2000. At the Annual Meeting we will ask you to:

  (1) Elect three directors to hold office for the term as described in the attached Proxy Statement;

  (2) Ratify the appointment of Ernst & Young LLP as our independent auditors;
   and

  (3) Transact any other business properly presented at the meeting.

  Nominees for directors are named in the accompanying Proxy Statement. Only shareholders that owned stock at the close of business on March 18, 2000 will be entitled to notice of and to vote at this meeting or any adjournments that may take place.

  At the meeting we will also report on the 1999 business results of Cost-U-Less and other matters of interest to shareholders.

  To assure your representation at the Annual Meeting, you are urged to complete, sign, date, and return the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

                                          By Order of the Board of Directors,

                                          /s/ Roy W. Sorensen

                                          Roy W. Sorensen
                                          Secretary

                               COST-U-LESS, INC.

                               ----------------

                             2000 PROXY STATEMENT

                               ----------------

General

  The Board of Directors of Cost-U-Less, Inc. is sending you this Proxy Statement in connection with its solicitation of proxies for use at the Cost-U-Less 2000 Annual Meeting of Shareholders. The Annual Meeting will be held at the Embassy Suites Hotel (Diplomat Room), 3225 158th Ave. S.E., Bellevue, Washington, on Thursday, May 18, 2000 at 9:00 a.m.

  This Proxy Statement and accompanying proxy card are being mailed to the shareholders of Cost-U-Less, Inc. on or about April 7, 2000.

Record Date and Outstanding Shares

  Only those shareholders that owned common stock at the close of business on March 18, 2000, the record date for the Annual Meeting, can vote. As of that date, there were 3,576,858 issued and outstanding shares of common stock.

Quorum

  A quorum for the Annual Meeting is a majority of the outstanding shares of common stock entitled to vote and present, whether in person or by proxy, at the Annual Meeting.

Revocability of Proxies

  If you give your proxy to Cost-U-Less, you have the power to revoke it at any time before it is exercised. Your proxy may be revoked by:

  .  notifying the Secretary of Cost-U-Less in writing before the Annual
     Meeting;

  . delivering to the Secretary of Cost-U-Less before the Annual Meeting a signed proxy with a later date; or

  .  attending the Annual Meeting and voting in person.

Voting

  You are entitled to one vote for each share of common stock you hold. For the proposal to elect directors, the three directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected to the Board of Directors. You are not entitled to cumulate votes in the election of directors. The proposal to ratify the appointment of Ernst & Young LLP as our independent auditors will be approved if the number of votes cast in favor of the proposal by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, exceeds the number of votes cast against it. Abstentions from voting will have no effect on these proposals since they will not represent votes cast at the Annual Meeting for the purpose of voting on such proposals.

  If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted (i) "FOR" the election of the three nominees for the Board of Directors named on the following pages, and (ii) "FOR" the ratification of the appointment of Ernst & Young LLP as auditors for Cost-U-Less for 2000. Cost-U-Less is not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in the

Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

  Brokers who hold shares for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients' proxies in their own discretion.

Solicitation of Proxies

  Proxies will be solicited by certain of the directors, officers and regular employees of Cost-U-Less, without payment of any additional compensation to them. Proxies will be solicited by personal interview, mail and telephone. Any costs relating to such solicitation of proxies will be borne by Cost-U-Less. In addition, Cost-U-Less may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  In accordance with the Bylaws of Cost-U-Less, there are six directors who currently sit on the Cost-U-Less Board of Directors. Directors generally are elected for three-year terms, and the Board is divided into three classes, with one class of directors elected to a three-year term at each annual meeting of shareholders. At the Annual Meeting, three directors will be elected to hold office until the 2003 Annual Meeting of Shareholders, or until their respective successors are elected and qualified.

  The Board of Directors has proposed that the following nominees be elected at the Annual Meeting: Wayne V. Keener, George C. Textor, and J. Jeffrey Meder. Messrs. Keener, Textor, and Meder will be elected for three-year terms. Unless otherwise instructed, persons named in the accompanying proxy will vote FOR these nominees. Although Cost-U-Less anticipates that these nominees will be available to serve as directors, should any of them not accept the nomination, or otherwise be unable to serve, the proxies will have discretionary authority to vote for a substitute nominee.

  The Board of Directors recommends a vote "FOR" approval of this proposal.

Nominees for the Board of Directors

  Wayne V. Keener has been a Director of Cost-U-Less since 1989. Since 1960, Mr. Keener has been the President and Chief Executive Officer of Keener's, Inc.--dba K&N Meats ("Keener's"), of which he has been a 50% owner since 1989. Mr. Keener serves as a director of both the National Meat Association and the North American Meat Association.

  George C. Textor has been a Director of Cost-U-Less since January, 1998. Mr. Textor is a general partner of Capstan Partners, a Seattle-based private equity investment fund which he co-founded in 1988. From 1982 to 1988, Mr. Textor was a founding general partner of Cable Howse & Ragen (now Ragen MacKenzie Group Incorporated), an investment banking and brokerage firm located in the Pacific Northwest. Mr. Textor serves as a director of Pyramid Breweries, Inc., a public company that makes specialty beers.

  J. Jeffrey Meder became the President and CEO of Cost-U-Less in September, 1999. Previously, he served as co-founder and President/Chief Executive Officer of Drug Emporium, N.W. He had provided overall direction and vision for that Company since 1981. During that time, he led the growth of the Company to twenty stores with over $180 million in sales and employing approximately 1,600 employees in the Pacific Northwest. Prior to co-founding Drug Emporium, N.W., Mr. Meder was employed in the banking industry from 1975-1981. His last position in banking was Assistant Vice President in the Commercial Division of Huntington National Bank in Columbus, Ohio, where his responsibilities included business development and work-out loan situations.

Continuing Directors Until 2001

  Michael J. Rose is the founder and Chairman of the Board of Cost-U-Less. Prior to 1992, Mr. Rose was President and a 50% shareholder of Rose-Chamberlin Inc., a brokerage company founded in 1985, which acted as a manufacturers' representative and sold merchandise primarily to Costco Companies, Inc.

Continuing Directors Until 2002

  David A. Enger has been a Director of Cost-U-Less since 1993. Mr. Enger has served since 1992 as Executive Vice President of Keener's, one of the Northwest's largest distributors of fresh foods. In 1990, Mr. Enger founded the Business & Banking Institute, where he currently engages in business and banking consulting and training. From 1980 to 1990, Mr. Enger served as a principal of Management Advisory Services, Inc., a business and banking consulting firm which he co-founded in 1980. From 1976 to 1980, Mr. Enger was a vice president of Seafirst Bank. Mr. Enger serves as a director of Keener's, Colmac Industries, Inc., a dry-cleaning equipment manufacturer, and Colmac Coil Manufacturing, Inc., a heating and air-conditioning coils manufacturer.

  Gary W. Nettles has been a Director of Cost-U-Less since 1996. Mr. Nettles is a certified public accountant and President of Guchereau & Nettles, an accounting firm located in Costa Mesa, California, where he has worked since 1987.

Information on Meetings and Committees of the Board of Directors

  During the last fiscal year there were four regular meetings and one special meeting of the Board of Directors. All incumbent directors attended at least 75% of the Board meetings held. All incumbent directors attended at least 75% of the meetings held by all committees on which they served.

  The Board maintains an Audit Committee and a Compensation Committee.

  The Audit Committee, currently composed of Messrs. Enger (Chairman), Keener, Nettles, and Textor, is responsible, among other things, for recommending the selection of certified public accountants to the Board of Directors, reviewing the scope and results of audits, reviewing the accounting policies and procedures of Cost-U-Less and reviewing systems of internal controls. During the past year, there were four Audit Committee meetings.

  The Compensation Committee, currently composed of Messrs. Nettles (Chairman), Enger, Keener and Textor, is responsible for, among other things, recommending to the Board of Directors the adoption and amendment of employee benefit plans and arrangements and the engagement of, and terms of, any employment agreements and arrangements with, and terminations of, all corporate executive officers. During the past year, there were four Compensation Committee meetings.

Compensation of Directors

  Directors of Cost-U-Less are paid $1,500 for each Board of Directors meeting attended and $250 for each committee meeting attended, including attendance at meetings of subcommittees of which they are not members. Cost-U-Less also reimburses directors for travel expenses in attending meetings. Cost-U-Less has granted nonqualified stock options to its directors pursuant to individual director stock option agreements. Directors had generally been granted a 10-year, immediately exercisable option to purchase 10,331 shares of common stock at an exercise price equal to the fair market value of the underlying shares, and a 10-year option to purchase 2,951 shares of common stock at an exercise price equal to the fair market value of the underlying shares, vesting ratably over a five-year period.

  In October, 1999, Cost-U-Less granted non-employee directors fully-vested options to purchase 1,000 shares of common stock for each year of service on the Board, applied retroactively. Directors will receive an automatic annual grant of options to purchase 1,000 shares of common stock on the date of each Shareholders' Meeting under the Company's 1998 Stock Incentive Compensation Plan.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of March 1, 2000, certain information regarding the beneficial ownership(1) of Cost-U-Less common stock by:

  . each person known by Cost-U-Less to own beneficially 5% or more of our common stock;

  .  each director and nominee for director of Cost-U-Less;

  . each executive officer of Cost-U-Less for whom compensation information is given in the Summary Compensation Table in this Proxy Statement, and

  .  all directors and executive officers as a group.

  To the knowledge of Cost-U-Less, the beneficial owners listed below have sole voting and investment power with respect to the shares shown as beneficially owned.

                                                 Outstanding Shares
                                                  of Common Stock   Percent of
              Beneficial Owner(2)                Beneficially Owned   Class
              -------------------                ------------------ ----------
Michael J. Rose(3)..............................       631,945         17.2%

The Kula Fund(4)................................       357,000          9.7

Wayne V. Keener(5)..............................       245,964          6.8

Donald L. Gevirtz(6)............................        88,554          2.4

Gary W. Nettles(7)..............................        73,206          2.0

David A. Enger(8)...............................        20,282           *

Michael T. Scalzo(9)............................        14,857           *

George C. Textor(10)............................        12,922           *

William W. Lofgren(11)..........................        12,140           *

J. Jeffrey Meder(12)............................           0             0

Roy W. Sorensen(12).............................           0             0

All directors and executive officers as a group
 (9 persons)(13)................................     1,456,870         36.8%

--------
  *   Less than 1% of the outstanding shares of common stock.
 (1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.
 (2) All beneficial owners can be reached c/o Cost-U-Less, Inc.; 12410 SE 32nd Street; Bellevue, Washington 98005.
 (3) Includes 12,077 shares held by the Michael J. Rose Childrens' Trust dated January 6, 1992, 32,470 shares held by the Michael J. Rose Trust for Children and Grandchildren, and 85,599 shares subject to a warrant and to options exercisable within 60 days of March 1, 2000. Mr. Rose disclaims beneficial ownership of the shares held in trust.
 (4) Includes 117,000 shares subject to a warrant exercisable within 60 days of March 1, 2000. This warrant is held by the Kula Fund, which is managed by a venture capital firm for which former director
      Mr. Emberson-Bain had served as Chief Executive Officer and Managing Director.
 (5) Includes 221,387 shares held by Keener's and 24,282 shares subject to options exercisable within 60 days of March 1, 2000. Mr. Keener has sole voting and investment power with respect to the shares held by Keener's.
 (6) Represents 88,554 shares subject to options exercisable within 60 days of March 1, 2000.
 (7) Includes 11,807 shares held by the Alyce Christene Gangwish Irrevocable Trust of 1995, 27,477 shares held by The Lenz Educational Partnership, 8,855 shares held by the Brittney Elizabeth Lenz Irrevocable Trust of 1995, and 8,855 shares held by the Cody Allan Lenz Irrevocable Trust of 1995 (for each of which Mr. Nettles acts as Co-Trustee), 700 shares held by Guchereau & Nettles SEP and 15,512 shares subject to options exercisable within 60 days of March 1, 2000.

 (8) Represents 20,282 shares subject to options exercisable within 60 days of March 1, 2000.
 (9) Includes 5,842 shares subject to options exercisable within 60 days of March 1, 2000.
(10) Represents 12,922 shares subject to options exercisable within 60 days of March 1, 2000.
(11) Represents 12,140 shares subject to options exercisable within 60 days of March 1, 2000.
(12) Owns no shares and has no shares subject to options exercisable within 60 days of March 1, 2000.
(13) Includes 382,133 shares subject to warrants and options exercisable within 60 days of March 1, 2000.

         PROPOSAL 2: RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
                  AS THE INDEPENDENT AUDITORS OF COST-U-LESS

  The Board unanimously recommends that you vote "FOR" the ratification of the appointment of Ernst & Young LLP as the independent auditors of Cost-U-Less for 2000. Ernst & Young has audited the accounts of Cost-U-Less and its subsidiaries since 1996. Representatives of Ernst & Young are expected to attend the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from shareholders. In the event this ratification of the appointment of Ernst & Young is not approved by a majority of the votes cast, the selection of other auditors will be considered and determined by the Board of Directors. The Board of Directors has unanimously approved the appointment of Ernst & Young as auditors for Cost-U-Less and its subsidiaries.

  The Board of Directors recommends a vote "FOR" approval of this proposal.

                              EXECUTIVE OFFICERS

  The following persons are executive officers of Cost-U-Less as of March 1, 2000 who will serve in the capacities noted until May 18, 2000, or until the election and qualification of their successors. Each officer named below is expected to be re-elected at the Board meeting to be held on May 18, 2000.

          Name           Age             Positions and Offices With Cost-U-Less
          ----           ---             --------------------------------------
J. Jeffrey Meder(1).....  48 President and Chief Executive Officer
Roy W. Sorensen(2)......  46 Vice President, Chief Financial Officer, Secretary & Treasurer
Michael J. Rose (3).....  48 Chairman of the Board
William W. Lofgren(4)...  37 Vice President, Information Systems
Michael T. Scalzo(5)....  35 Vice President, Merchandising

--------
(1) For a biographical summary of J. Jeffrey Meder, see "PROPOSAL 1: ELECTION OF DIRECTORS."
(2) Roy W. Sorensen became the Vice President, Chief Financial Officer of Cost-U-Less in September, 1999. Previously, Mr. Sorensen served as CFO and Treasurer of Drug Emporium NW. In this capacity, he played a key role in successfully negotiating the sale of the company in July, 1998 to Longs Drugs, a $3.1 billion regional retailer. He also has held various executive financial positions with other companies in the Pacific Northwest, including Seattle Lighting Fixture Co., Egghead Software, and Seafirst Corporation. Mr. Sorensen holds a CPA license, and received his MBA from the University of Puget Sound.
(3) For a biographical summary of Michael J. Rose, see "PROPOSAL 1: ELECTION OF DIRECTORS."
(4) William W. Lofgren joined the company in 1992 as information systems manager before becoming operations manager in 1996 with overall operational responsibility for Cost-U-Less' stores. He was recently promoted to Vice President, Information Systems. Previously, Mr. Lofgren served as electronic maintenance manager of Costco from 1986 to 1991.
(5) Michael T. Scalzo had been general merchandise manager since 1995, after joining the company in 1992 as a buyer. He was recently promoted to Vice President, Merchandising. Mr. Scalzo assisted in creating Cost-U-Less' buying office and was one of the original buyers for the company. From 1990 to 1992, Mr. Scalzo worked as an account executive for Rose-Chamberlin Inc., a brokerage company selling merchandise primarily to Costco.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth certain compensation information as to (1) the Chief Executive Officer of Cost-U-Less and (2) the next most highly compensated executive officers of the Company (the "Named Executive Officers") for services rendered in all capacities for Cost-U-Less during the fiscal years ended December 26, 1999, December 27, 1998, and December 28, 1997.

                                                       Long-Term
                                       Annual        Compensation
                                    Compensation        Awards
                                  ---------------- -----------------  All Other
                                            Bonus  Shares Underlying Compensation
Name and Principal Position  Year  Salary  ($)(1)     Options (#)       ($)(2)
---------------------------  ---- -------- ------- ----------------- ------------
Michael J. Rose............  1999 $250,000 $   0           0            $3,700
 Chairman of the Board       1998  250,000  37,000      28,041           5,860
                             1997  220,000  22,600      13,282           8,102

J. Jeffrey Meder(3)........  1999 $ 67,500 $ 8,975         0            $2,500
 President, Chief Executive  1998      --      --          --              --
  Officer,                   1997      --      --          --              --
  and Board Member

Roy W. Sorensen(4).........  1999 $ 30,289 $ 3,515         0            $  0
 Vice President, Chief       1998      --      --          --              --
  Financial Officer,         1997      --      --          --              --
  Secretary and Treasurer

Michael T. Scalzo(5).......  1999 $120,000 $13,104      10,000          $2,500
 Vice President,             1998  114,787  11,324       4,451           2,500
  Merchandising              1997  101,585   9,787         --            2,375

William W. Lofgren(6)......  1999 $110,000 $12,012      10,000          $2,500
 Vice President,             1998  107,787  10,570       2,000           2,500
  Information Systems        1997  101,585   9,787         --            2,375

--------
(1)  Represents bonuses paid pursuant to the Cost-U-Less Manager Bonus
     Program.
(2) Consists of matching contributions to the Cost-U-Less 401(k) profit-sharing plan and payments of life insurance premiums, if applicable.
(3)  J. Jeffrey Meder joined the Company in September, 1999.
(4)  Roy W. Sorensen joined the Company in September, 1999.
(5)  Michael T. Scalzo was promoted to this Vice President position in April,
     1999.
(6) William W. Lofgren was promoted to this Vice President position in April, 1999.

Option Grants in Fiscal 1999

  The following table sets forth certain information regarding options granted during the fiscal year ended December 26, 1999 to the named executive officers.

                                                                                            Potential
                                                                                           Realizable
                                                                                            Value at
                                                                                         Assumed Annual
                                                                                         Rates of Stock
                                                                                              Price
                                                                                          Appreciation
                                                                                           for Option
                                                Individual Grants                            Term(4)
                         --------------------------------------------------------------- ---------------
                                                Percent of Total
                               Number of        Options Granted    Exercise
                         Securities Underlying    to Employees      Price     Expiration
          Name           Options Granted (#)(1)  in Fiscal Year  ($/Share)(2)  Date(3)   5% ($)  10% ($)
          ----           ---------------------- ---------------- ------------ ---------- ------- -------
J. Jeffrey Meder........              0                 0%             --          --        --      --
Roy W. Sorensen.........              0                 0              --          --        --      --
Michael J. Rose.........              0                 0              --          --        --      --
William W. Lofgren......         10,000               8.7%          $4.875     4/19/09   $30,659 $77,693
Michael T. Scalzo.......         10,000               8.7%          $4.875     4/19/09   $30,659 $77,693

--------
(1)  Per the terms of the Cost-U-Less Stock Option Plan of Issuance.
(2) The exercise price of the options is equal to the closing price of the common stock as of the day of grant.
(3)  All options granted in 1999 terminate 10 years from the date of grant.
(4) The future values of current year grants assume appreciation of 5% and 10% per year over the 10-year option period, as required by applicable regulations of the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the common stock price. The actual values realized depends on the future performance of the common stock and overall market conditions, and may be greater or less than the potential realizable values set forth in the table.

Option Exercises in Fiscal 1999 and Year-End Values

  The following table sets forth certain information as of December 26, 1999 regarding options held by the Named Executive Officers.

                                                          Number of
                                                    Securities Underlying     Value of Unexercised
                           Shares                  Unexercised Options at    In-the-Money Options at
                         Acquired on                 Fiscal Year-End (#)     Fiscal Year-End ($)(1)
                          Exercise      Value     ------------------------- -------------------------
          Name               (#)     Realized ($) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ------------ ----------- ------------- ----------- -------------
Michael J. Rose.........       --      $     0      53,130       11,808        $  0          $ 0
J. Jeffrey Meder........       --            0           0            0           0            0
Roy W. Sorensen.........       --            0           0            0           0            0
Michael T. Scalzo.......    7,379      $10,367       2,952       14,450           0            0
William W. Lofgren......       --            0       9,150       13,180        $406            0

--------
(1) Stock options are value based upon the closing price of a share of common stock as reported on the NASDAQ National Market on December 26, 1999 ($4.125 per share).

Option Repricing

  There was no repricing of options held by the named executive officers during fiscal year 1999. Cost-U-Less has not repriced any options held by the executive officers during the past 10 years, other than those described below.

                                          Number of  Market Price Exercise                Length Of
                                          Securities of Stock at  Price At    New    Original Option Term
                                          Underlying   Time Of     Time Of  Exercise  Remaining At Date
          Name                 Date        Options    Repricing   Repricing Price(1)     Of Repricing
          ----           ---------------- ---------- ------------ --------- -------- --------------------
Michael J. Rose......... October 21, 1998    2,951      $4.375     $10.16    $7.00        8.5 years
Michael J. Rose......... October 21, 1998   10,331       4.375      10.16     7.00        8.5 years
Michael J. Rose......... October 21, 1998   14,759       4.375       8.46     7.00        9.3 years
Michael T. Scalzo....... October 21, 1998    2,951       4.375      10.16     7.00        9.3 years
William W. Lofgren...... October 21, 1998    2,951       4.375      10.16     7.00        8.5 years

--------
(1) Options granted on October 21, 1998 have an exercise price equal to the price of the common stock in the Company's initial public offering on July 23, 1998.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee is currently composed of Messrs. Nettles (Chairman), Enger, Keener and Textor. No executive officer of Cost-U-Less serves as a member of the compensation committee or board of directors of any entity that has one or more executive officers serving as a member of the Cost-U-Less Compensation Committee or Board of Directors.

        REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION COMMITTEE

  The compensation policy of Cost-U-Less as established by the Board of Directors is intended to provide competitive compensation to all employees, giving consideration to the relative contribution and performance of each employee on an individual basis. It is the Cost-U-Less policy to compensate its executive officers at levels consistent with industry norms, primarily in the form of base salary, together with incentive bonuses. In addition, it is the Cost-U-Less policy to grant stock options to each of its executive officers to align their interests with shareholder value.

  Determining the compensation of executive officers of Cost-U-Less is the responsibility of the Board of Directors, through the Compensation Committee, which has overall responsibility for compensation policies for senior management. The Compensation Committee makes recommendations to the Board of Directors as to the salaries of, and incentive bonuses awarded to, the Chief Executive Officer and the Chief Financial Officer.

  Executive compensation consists of three major components: base salary, annual incentive bonuses, and stock options. The determination of base salaries of the Chief Executive Officer and the Chief Financial Officer is based on assessments of individual performance and achievement of predetermined operating goals that are established annually by the Board of Directors. Assessments of individual performance include objective standards and subjective evaluations of the value of individual executives. The Compensation Committee meets early in the year or when needed to determine the annual salary component of executive compensation to be paid during the calendar year. In the case of Mr. Meder, the Chief Executive Officer, the Compensation Committee established a 1999 base salary of $225,000. The Compensation Committee established a 1999 base salary of $125,000 for Mr. Sorensen, the Chief Financial Officer, after considering the additional responsibilities of the Chief Financial Officer, primarily resulting from sharing of Chief Operating Officer responsibilities with Mr. Meder.

  Cash incentive bonus compensation to be awarded the executive officers is administered through the Manager Bonus Program. This program treats executive officers the same as all other key managers of Cost-U-Less. Early in 1999, the Compensation Committee approved a bonus of 9% of "Adjusted" net income to be paid before March 31, 2000 to participants in the Manager Bonus Program provided that at least 80% of the "Adjusted" net income goal for 1999 was achieved. "Adjusted" includes certain adjustments to pretax income as determined by the Compensation Committee. Executive officers and managers included in the Manager Bonus Program earn their bonus based upon their salary as a percent of total salaries of participants in the Bonus Program. In 1999, bonuses under the Bonus Program totaled $270,802, of which executive officers received $37,606, or 13.9%.

  Options to purchase shares of Cost-U-Less common stock were granted during 1999. The option grants were undertaken pursuant to the Cost-U-Less 1998 Stock Incentive Compensation Plan, initially implemented in 1998, wherein employees are eligible to receive a grant of stock options dependent on individual performance and position held. Under this plan, in 1999 Michael T. Scalzo and William W. Lofgren each received option grants to purchase 10,000 shares of stock at an exercise price of $4.875 per shares. Non-employee directors received fully-vested option grants to purchase 1,000 shares of common stock for each year of service on the Board, applied retroactively.

                                          Compensation Committee

                                          Gary W. Nettles (Chairman)
                                          David A. Enger
                                          Wayne V. Keener
                                          George C. Textor

                               PERFORMANCE GRAPH

  The graph below compares the cumulative total shareholder return on the shares of common stock of Cost-U-Less during fiscal year 1999 (commencing on July 23, 1998, the date on which Cost-U-Less became a publicly held corporation) with the cumulative total return of the Nasdaq Stock Market Index
(US) and the Nasdaq Retail Trade Stocks Index over the same period (assuming an investment of $100 in the common stock, stocks comprising The Nasdaq Stock Market Index (US), and the stocks comprising the Nasdaq Retail Trade Stocks Index on July 23, 1998, and the reinvestment of all dividends).

               Comparison of Five-Year Cumulative Total Returns
                             Performance Graph for
                               Cost U Less, Inc.

                     Prepared by the Center for Research in Security Prices Produced on 03/27/2000 including data to 12/26/1999




                       [PERFORMANCE GRAPH APPEARS HERE]

                                                          Nasdaq Retail
                                                          Trade Stocks
                                      Nasdaq Stock       (SIC 5200-5599,
                                         Market       5700-5799, 5900-5999
   Date        Cost-U-Less, Inc.     (US Companies)       US & Foreign)
 7/23/98               100                   100                  100
 8/31/98            76.786                77.566               68.941
 9/30/98            73.214                88.328               72.804
10/27/98            73.214                89.408               77.387
11/30/98              62.5               101.583               92.598
12/28/98            78.571               114.165               98.866
 1/29/99           107.143               131.431              101.948
 2/26/99            98.214               119.645                94.04
 3/31/99            83.929               128.644               99.728
 4/30/99            78.571               132.769                100.6
 5/28/99            71.429               129.227               92.991
 6/30/99            67.857               140.764               96.717
 7/30/99                75               138.273               93.226
 8/31/99                75               144.051               83.464
 9/30/99            60.714               144.176               86.957
10/29/99            67.857               155.426               89.354
11/30/99            64.286               173.585                97.77
12/26/99              58.9                 207.2                 87.9


Notes:

    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
    D. The index level for all series was set to $100.0 on 07/23/1998.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Concurrent Reg. S Placement to Kula Fund. During 1997 and 1998, Cost-U-Less discussed with Commonwealth Development Corporation a range of potential business relationships. On July 23, 1998 these discussions concluded with the sale of 160,000 shares of common stock to the Kula Fund in a private placement (the "Concurrent Reg. S Placement") at a price of $7.00 per share, concurrent with the Company's initial public offering, and the sale, for nominal consideration, of a warrant to purchase 117,000 shares of common stock at an exercise price of $8.40 per share. This warrant contains standard net issuance provisions (permitting the holder to exchange the warrant for a lesser number of shares based on the then-current market value of the common stock) and is exercisable at any time until July 23, 2002. These transactions were structured to meet the requirements of the exclusion from registration provided by Regulation S under the Securities Act of 1933, as amended.

  Gevirtz Option. In January 1998, Donald L. Gevirtz, who was then a director of Cost-U-Less, was granted a 10-year, immediately exercisable option to purchase up to 88,554 shares of common stock at an exercise price of $7.62 per share in connection with his appointment to the Board of Directors. In order to encourage Mr. Gevirtz to join the Board of Directors, the Board granted him an option with a per share exercise price that was less than the fair market value of the common stock on the date of grant. Cost-U-Less therefore recognized a compensation expense of $75,000 in the first quarter of fiscal 1998 in connection with this grant. In October 1998, Cost-U-Less offered directors with options having exercise prices greater than $7.00 per share the opportunity to surrender those options and receive new options with an exercise price of $7.00 per share. With the exception of the exercise price, a six-month blackout on exercise and a six-month delay in vesting, the terms of the new options are identical to the terms of the old options. Although Mr. Gevirtz resigned in 1999, he still has the option to purchase these shares for two years from his date of resignation.

  Fiji Lease. In April 1998, Cost-U-Less entered into a 10-year lease agreement with Westmall Limited, a Fiji limited liability company, to lease premises for the store in Nadi, Fiji. Westmall Limited is partly owned (25%) by Terence R. Buckley, who assists with Pacific expansion of Cost-U-Less. The monthly lease payments are approximately $14,000. Cost-U-Less believes that the terms of this transaction were no less favorable to Cost-U-Less than those available from independent third parties.

  Employment of Gerald J. Rose. Gerald J. Rose, the brother of Michael J. Rose, the Chairman of the Board of Cost-U-Less, has been employed by Cost-U-Less since January, 1993. He currently serves as logistics manager for general offshore operations of Cost-U-Less. He earned compensation of approximately $75,000 in fiscal 1999.

  Purchases of Product From Beneficial Owner. Cost-U-Less has purchased product from Keener's, a company that beneficially owns more than 5% of the common stock and that is 50% owned by Wayne V. Keener, a director of Cost-U-Less. David A. Enger, an Executive Vice President and director of Keener's, is also a director of Cost-U-Less. Cost-U-Less purchased from Keener's approximately $188,000 of product in fiscal 1999. Cost-U-Less believes that the terms of these purchases were no less favorable to Cost-U-Less than those available from independent third parties.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the officers, directors and persons who own more than 10% of a registered class of equity securities of Cost-U-Less to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than-10% shareholders are required by Commission regulation to furnish Cost-U-Less with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms it received, or written representations from certain reporting persons that no forms were required for those persons, Cost-U-Less believes that during 1999 all filing requirements required by Section 16(a) applicable to its officers, directors and greater-than-10% beneficial owners were complied with by such persons. However, due to a clerical error, the year-end Form 5 filings may not have been timely filed.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  Under the Commission's proxy rules, shareholder proposals that meet certain conditions may be included in the proxy statement and proxy card for a particular annual meeting. Shareholders that intend to present a proposal at the 2001 Annual Meeting of Cost-U-Less must give notice of the proposal to Cost-U-Less no later than December 9, 2000 to be considered for inclusion in the proxy statement and proxy card relating to that meeting. Shareholders that intend to present a proposal that will not be included in the proxy statement and proxy card must give notice of the proposal to Cost-U-Less no fewer than 60 nor more than 90 days prior to the date of the 2001 Annual Meeting pursuant to the Bylaws of Cost-U-Less. Cost-U-Less reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

  Copies of the Cost-U-Less 1999 Annual Report to Shareholders are being mailed to shareholders, together with this Proxy Statement, form of Proxy and Notice of Annual Meeting of Shareholders. Additional copies of the Annual Report may be obtained from the Secretary of Cost-U-Less, 12410 S.E. 32nd Street, Bellevue, Washington, 98005.

  AS REQUIRED, THE ANNUAL REPORT OF COST-U-LESS ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 26, 1999, WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON March 27, 2000. Copies of the 10-K may be obtained from the Secretary of Cost-U-Less, 12410 S.E. 32nd Street, Bellevue, Washington, 98005.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Roy W. Sorensen

                                          Roy W. Sorensen
                                          Secretary

Bellevue, Washington
April 7, 2000

                               COST-U-LESS, INC.

           This Proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders-May 18, 2000

The undersigned hereby appoint(s) J. Jeffrey Meder and Roy W. Sorensen and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of Cost-U-Less, Inc. held of record by the undersigned on March 18, 2000 at the Annual Meeting of Shareholders of Cost-U-Less to be held at the Embassy Suites Hotel (Diplomat Room), 3225 158th Ave. S.E., Bellevue, Washington, at 9:00 a.m. on Thursday, May 18, 2000, with authority to vote upon the matters listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

               IMPORTANT-PLEASE DATE AND SIGN ON THE OTHER SIDE


--------------------------------------------------------------------------------
                           v FOLD AND DETACH HERE v

                                                               Please mark
                                                               your votes   [X]
                                                              as indicated

                                                          WITHHOLD
                                                         AUTHORITY
(1)  ELECTION OF THREE DIRECTORS:        FOR the      to vote for the
                                         Nominees         Nominees
     Nominees: Wayne V. Keener             [ ]              [ ]
               George C. Textor, and
               J. Jeffrey Meder

WITHHOLD for the following only: (write the name of the nominee in the space below)

--------------------------------------------------------------------------------

unless otherwise directed, all votes will be apportioned equally among those persons for whom authority is given to vote

(2) RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF COST-U-LESS

                     FOR          AGAINST          ABSTAIN
                     [ ]            [ ]              [ ]

     [ ]  I plan to attend the Annual Meeting

     SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR THE NOMINEES" IN ITEM 1 AND "FOR" ITEM 2. The Board of Directors recommends a vote "FOR the Nominees" in Item 1 and "FOR" Item 2.

                                       Date ____________________________________

                                       Signature(s) ____________________________

                                       Date ____________________________________

                                       Signature(s) ____________________________

                                       Please sign exactly as name appears
                                       hereon. Attorneys, trustees, executors
                                       and other fiduciaries acting in a
                                       representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associates, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

                           v FOLD AND DETACH HERE v